Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	CONTACT: Andrew Samuel (717) 798-4230 asamuel@linkbank.com

LINKBANCORP, INC. ANNOUNCES QUARTERLY DIVIDEND

November 15, 2021 HARRISBURG, PA—LINKBANCORP, Inc. (OTC Pink: LNKB), announced today that its Board of Directors has declared a quarterly cash dividend of $0.075 per share of common stock to shareholders of record on November 30, 2021, payable on December 15, 2021. This represents LINKBANCORP’s first dividend since its founding in 2018.

LINKBANCORP’s merger with GNB Financial Services, Inc. was completed effective September 18, 2021 and the resulting company has total assets of $979.3 million as of September 30, 2021, with a network of 10 Client Solution Centers operating through The Gratz Bank and its LINKBANK division in Central and Southeastern Pennsylvania.

“We are very pleased to announce this dividend for all of our shareholders, whose support is critical to our growth and success,” said Andrew Samuel, CEO. “Delivering value to shareholders in this manner is an important component of furthering our mission of positively impacting lives through our shareholders.”

ABOUT LINKBANCORP, Inc.

LINKBANCORP, Inc. was formed in 2018 with a mission to positively impact lives through community banking. Its subsidiary bank, The Gratz Bank, is a Pennsylvania state-chartered bank serving individuals, families, nonprofits and business clients throughout Central and Southeastern Pennsylvania through 10 client solutions centers of The Gratz Bank and LINKBANK, a division of The Gratz Bank. LINKBANCORP, Inc. common stock is traded over the counter (OTC Pink) under the symbol “LNKB”.

Forward Looking Statements

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which LINKBANCORP operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity. Further, given its ongoing and dynamic nature, it is difficult to predict what the continuing effects of the COVID-19 pandemic will have on our business and results of operations. The pandemic and related local and national economic disruption may, among other effects, result in a material adverse change for the demand for our products and services; increased levels of loan delinquencies, problem assets and foreclosures; branch disruptions, unavailability of personnel and increased cybersecurity risks.

LINKBANCORP wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. LINKBANCORP wishes to advise readers that the factors listed above could affect LINKBANCORP’s financial performance and could cause LINKBANCORP’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. LINKBANCORP does not undertake and specifically declines any obligation to publicly release the results of any revisions that may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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